PROSPECTUS SUPPLEMENT (To prospectus dated April 6, 2012)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-162866

2,771,909 SHARES OF COMMON STOCK, $2.50 PAR VALUE

OFFICEMAX

INCORPORATED

This prospectus supplement supplements the prospectus dated April 6, 2012, relating to the resale of 2,771,909 shares of our common stock to allow our master trust (the “Selling Stockholder”), which is the funding vehicle for the Company’s six tax-qualified employee pension benefit plans (the “Plans”), to resell, from time to time, shares of our common stock that we contributed as a voluntary, excess contribution to the Selling Stockholder. Since the date that we contributed such shares to the Selling Stockholder, the Selling Stockholder has sold 5,559,813 of the 8,331,722 shares contributed to the Selling Stockholder, and the 2,771,909 shares specified above represents the number of shares remaining to be sold. This prospectus supplement should be read in conjunction with the prospectus dated April 6, 2012, including any supplements thereto, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Current Report on Form 8-K

On September 18, 2012, we filed with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K. The text of such Form 8-K is attached hereto as Exhibit 99.1.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 19, 2012.

Exhibit 99.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 18, 2012

Date of earliest event reported: September 14, 2012

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

OfficeMax Incorporated confirmed on September 14, 2012 that its agreement to extinguish the non-recourse liability related to the Lehman-backed timber notes is now effective as the result of the entry of a Final Order by the United States Bankruptcy Court resolving certain claims against Lehman Brothers based on the notes.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the press release included as Exhibit 99.1 to this filing. Exhibit 99.1 is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	OfficeMax Incorporated Press Release dated September 14, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2012

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel

EXHIBIT INDEX

Number	Description

Exhibit 99.1	OfficeMax Incorporated Press Release dated September 14, 2012

Exhibit 99.1

OfficeMax Incorporated

263 Shuman Boulevard

Naperville, IL 60563

News Release

Investor Contacts		Media Contact
Mike Steele	Shawn Alcaraz	Julie Treon
630 864 6826	630 864 6889	630 864 6155

For Immediate Release: September 14, 2012

OFFICEMAX CONFIRMS FINALIZATION OF AGREEMENT TO EXTINGUISH

NON-RECOURSE LEHMAN-BACKED TIMBER NOTES LIABILITY

Naperville, Ill. – OfficeMax® Incorporated (NYSE:OMX), a leader in office supplies, technology and services, today confirmed that its agreement to extinguish the non-recourse liability related to the Lehman-backed timber notes is now effective as the result of the entry of a Final Order by the United States Bankruptcy Court resolving certain claims against Lehman Brothers based on the notes.

As a result, OfficeMax will recognize a non-cash, pre-tax gain of $671.1 million in the third quarter of this year. In the fourth quarter, OfficeMax anticipates that it will make a cash payment in the amount of approximately $15 million, representing the accelerated tax liability on approximately one half of the gain on the 2004 timberlands sale transaction, mostly offset by alternative minimum tax credits. OfficeMax anticipates using available cash to fund the tax payment.

President and Chief Executive Officer Ravi Saligram said, “We are very pleased to resolve this matter. We anticipate that extinguishment of the Lehman non-recourse liability will help to create greater clarity for our investors, as our efforts to simplify the balance sheet continue. As shared previously, we also continue to explore ways to enhance our capital structure and drive shareholder value.”

Background

As previously disclosed, OfficeMax received an $817.5-million Lehman-backed note in connection with a 2004 timberlands sale. Also in 2004, OfficeMax monetized the note by issuing securitization notes through a special purpose entity. Payment of these securitization notes was guaranteed by Lehman and was non-recourse to OfficeMax. Lehman’s bankruptcy filing on September 15, 2008 constituted an event of default under the note. For more information on these matters, see the company’s most recent

Form 10-Q, filed with the Securities and Exchange Commission on August 3, 2012 and the company’s news release issued on August 16, 2012.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company that may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in integrating products, solutions and services for the workplace, whether for business or at home. The OfficeMax mission is simple: We provide workplace innovation that enables our customers to work better. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to businesses and consumers. OfficeMax customers are served by approximately 29,000 associates through e-commerce, more than 900 stores in the U.S. and Mexico, direct sales and catalogs. OfficeMax has been named one of the 2012 World’s Most Ethical Companies, and is the only company in the office supply industry to receive Ethics Inside® Certification by the Ethisphere Institute. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

All trademarks, service marks and trade names of OfficeMax Incorporated used herein are trademarks or registered trademarks of OfficeMax Incorporated. Any other product or company names mentioned herein are the trademarks of their respective owners.

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